  Exhibit 5.1

September 22, 2017
MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Road, Suite 400
San Diego, CA 92121

Re: MabVax Therapeutics Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel for MabVax Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated September 22, 2017 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a Registration Statement on Form S-3 (File No. 333-219291) (the “Registration Statement”) and the base prospectus included therein with the Commission on July 14, 2017, as amended July 21, 2017, and declared effective July 27, 2017. The base prospectus together with the prospectus supplement are collectively referred to as the Prospectus.

The Prospectus Supplement pertains to a registered direct offering (the “Offering”) by the Company of 2,016,129 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to certain Subscription Agreements entered into by and between the Company and the certain accredited investors (the “Subscription Agreements”).

We understand that the Shares are to be sold, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Subscription Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 22, 2017 and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours, /s/ Sichenzia Ross Ference Kesner LLP Sichenzia Ross Ference Kesner LLP

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